As filed with the Securities and Exchange Commission on July 1, 2019

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

IAA, Inc.
(Exact name of registrant as specified in its charter)

Delaware	83-1030538
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Two Westbrook Corporate Center, Suite 500
Westchester, Illinois, 60154
(Address of principal executive offices, including zip code)

IAA, Inc. 2019 Omnibus Stock and Incentive Plan
IAA, Inc. Employee Stock Purchase Plan
(Full title of the plans)

Sidney Peryar
Executive Vice President, Chief Legal Officer and Secretary
IAA, Inc.
Two Westbrook Corporate Center, Suite 500
Westchester, Illinois, 60154
(708) 492-7000
(Name, address and telephone number, including area code, of agent for service)

Copies to:
Gregory A. Fernicola
Dwight S. Yoo
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
Telephone: (212) 735-3000
Facsimile: (212) 735-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common stock, par value $0.01 per share	8,551,042	$37.65	$321,946,731.30	$39,019.94

(1)
IAA, Inc. (the “Company”) is filing this Registration Statement on Form S-8 (the “Registration Statement”) to register an aggregate of 7,551,042 shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”), available for issuance under the IAA, Inc. 2019 Omnibus Stock and Incentive Plan (the “OSIP”) and an aggregate of 1,000,000 shares of Common Stock available for issuance under the IAA, Inc. Employee Stock Purchase Plan (the “ESPP” and, together with the OSIP, the “Plans”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock that may become issuable under the Plans by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Company’s receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.

(2)
Estimated pursuant to Rule 457(c) and (h) under the Securities Act for the purpose of calculating the registration fee, based on $37.65 per share, the average of the high and low prices of the Common Stock in the “when-issued” trading market, as reported on the New York Stock Exchange on June 25, 2019.

EXPLANATORY NOTE

This registration statement on Form S-8 (this “Registration Statement”) is being filed for the purpose of registering 7,551,042 shares of common stock, par value $0.01 per share (“Common Stock”), of IAA, Inc. (the “Registrant”) that may be issued and sold pursuant to the IAA, Inc. 2019 Omnibus Stock and Incentive Plan (the “OSIP”) and 1,000,000 shares of Common Stock that may be issued and sold pursuant to the IAA, Inc. Employee Stock Purchase Plan (the “ESPP” and, together with the OSIP, the “Plans”).  The Plans are being implemented in connection with the separation and distribution of the Company from KAR Auction Services, Inc. (“KAR”), which was completed on June 28, 2019 by means of a pro rata distribution of 100% of the outstanding shares of Common Stock to KAR common stockholders of record at 5:00 p.m. Eastern Daylight Time on June 18, 2019.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Information required by Part I of this Registration Statement to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with Rule 428(b)(1) under the Securities Act of 1933 (the “Securities Act”), and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I have been or will be delivered to the participants of the Plans as required by Rule 428(b) under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement and shall be deemed to be a part hereof (except for any portions of Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 thereof and any corresponding exhibits thereto not filed with the Commission):

(a)
The Company’s Registration Statement on Form 10 (File No. 001-38580) initially filed with the Commission on June 28, 2018, as amended by Amendment No. 1 on August 30, 2018, Amendment No. 2 on November 20, 2018, Amendment No. 3 on March 5, 2019, Amendment No. 4 on May 10, 2019, Amendment No. 5 on June 7, 2019 and Amendment 6 on June 13, 2019 and as declared effective on June 14, 2019 (the “Form 10”).

(b)	The Company’s Current Reports on Form 8-K filed with the Commission on June 14, 2019, June 28, 2019, and June 28, 2019.

(c)
The description of the Common Stock, contained in the information statement filed as Exhibit 99.1 to the Form 10 dated June 13, 2019, under the heading “Description of Our Capital Stock,” including any amendment or report filed for purposes of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered by this Registration Statement have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing such documents (other than the portions of such documents, which by statute, by designation in such document or otherwise (including but not limited to information disclosed by the Company under Items 2.02 or 7.01 of any Current Report on Form 8-K), are not deemed filed with the Commission or are not regarded to be incorporated herein by reference).

Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference in this Registration Statement shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interest of Named Experts and Counsel.

None.

Item 6.	Indemnification of Directors and Officers.

The Delaware General Corporation Law (the “DGCL”) authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties as directors, and the Company’s Amended and Restated Certificate of Incorporation includes such an exculpation provision. The Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-laws include provisions that indemnify, to the fullest extent allowable under the DGCL, the personal liability of directors or officers for monetary damages for actions taken as a director or officer of the Company, or for serving at the Company’s request as a director or officer or another position at another corporation or enterprise, as the case may be. The Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-laws also provide that the Company must indemnify and advance reasonable expenses to the Company’s directors and officers, subject to the Company’s receipt of an undertaking from the indemnified party as may be required under the DGCL. The Company’s Amended and Restated Certificate of Incorporation expressly authorizes the Company to carry directors’ and officers’ insurance to protect the Company, its directors, officers, and certain employees against certain liabilities.

The limitation of liability and indemnification provisions in the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-laws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. These provisions may also have the effect of reducing the likelihood of derivative litigation against the Company’s directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. However, these provisions do not limit or eliminate the Company’s rights, or those of any stockholder, to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care. The provisions do not alter the liability of directors under the federal securities laws.

The foregoing is only a general summary of certain aspects of Delaware law and the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated By-laws dealing with indemnification of directors and officers and does not purport to be complete.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are filed herewith or incorporated herein by reference.

EXHIBIT INDEX

Exhibit No.	Description
3.1	Amended and Restated Certificate of Incorporation of the Company (incorporated by reference to Exhibit No. 3.1 to the Company’s Current Report on Form 8-K, filed with the Commission on June 28, 2019).

3.2	Amended and Restated By-laws of the Company (incorporated by reference to Exhibit No. 3.2 to the Company’s Current Report on Form 8-K, filed with the Commission on June 28, 2019).

4.1	IAA, Inc. 2019 Omnibus Stock and Incentive Plan (incorporated by reference to Exhibit No. 10.4 to the Company’s Current Report on Form 8-K, filed with the Commission on June 28, 2019).

4.2	IAA, Inc. Employee Stock Purchase Plan (incorporated by reference to Exhibit No. 10.15 to the Company’s Registration Statement on Form 10, filed with the Commission on June 12, 2019).

5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.*

23.1	Consent of KPMG LLP, Independent Registered Public Accounting Firm.*

23.2	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1 hereto).*

24.1	Powers of Attorney (included as part of the signature page hereto).*

*	Filed herewith.

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Westchester, Illinois, on July 1, 2019.

IAA, INC.

By:	/s/ Sidney Peryar
	Name:	Sidney Peryar
	Title:	Executive Vice President,
Chief Legal Officer and Secretary

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of John W. Kett and Sidney Peryar, his/her true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, to sign any and all amendments (including pre-effective and post-effective amendments and registration statements filed pursuant to Rule 462 of the Securities Act of 1933) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he/her might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his/her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated.

Signature	Title	Date

/s/ John W. Kett	President and Chief Executive Officer (Principal Executive Officer)	July 1, 2019
John W. Kett

/s/ Vance C. Johnston	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	July 1, 2019
Vance C. Johnston

/s/ John P. Larson	Director	July 1, 2019
John P. Larson

/s/ Brian Bales	Director	July 1, 2019
Brian Bales

/s/ Bill Breslin	Director	July 1, 2019
Bill Breslin

/s/ Sue Gove	Director	July 1, 2019
Sue Gove

/s/ Lynn Jolliffe	Director	July 1, 2019
Lynn Jolliffe

/s/ Peter Kamin	Director	July 1, 2019
Peter Kamin

/s/ Olaf Kastner	Director	July 1, 2019
Olaf Kastner